Exhibit 99.1

P.F. CHANG’S CHINA BISTRO, INC.

Bert Vivian Joins Rick Federico as Co-CEO of P.F. Chang’s

SCOTTSDALE, AZ (January 5, 2009) – P.F. Chang’s China Bistro, Inc. (NASDAQ: PFCB) today announced that the Company’s President, Robert Vivian, will assume the role of co-CEO along with his long time friend and business partner, Rick Federico, effective immediately. “Bert and I have always worked as partners, in every sense of what that word means,” said Mr. Federico. “Having Bert assume a co-CEO role is merely an institutional recognition of that relationship, while, at the same time, allowing us to allocate CEO-level responsibilities in a way that we think plays to our respective strengths.”

Mr. Federico will be directly responsible for the operations of the Company’s two restaurant brands, P.F. Chang’s China Bistro and Pei Wei Asian Diner, as well as the Marketing and People Services teams. Mr. Vivian will assume responsibility for the remaining support teams including Finance, Legal, Development, Supply Chain Management and Management Information Systems. In addition, Mr. Vivian will be added to the Company’s Board of Directors.

“Rick and I have worked together for the better part of our professional careers,” said Mr. Vivian. “We are both extremely dedicated to the success of our brands, as well as providing a meaningful return to our stockholders, employees and other stakeholders. I look forward to continuing to work with Rick, the rest of our talented management team and our Board, as we navigate these challenging times and help P.F. Chang’s achieve its full potential.”

Mr. Vivian has served as President of the Company since December 2000. Prior to December 2000, Mr. Vivian served as Chief Financial Officer for the Company since joining P.F. Chang’s China Bistro, Inc. in 1996.

About P.F Chang’s

P.F. Chang’s China Bistro, Inc. owns and operates two restaurant concepts in the Asian niche. P.F. Chang’s China Bistro features a blend of high-quality, traditional Chinese cuisine and American hospitality in a sophisticated, contemporary bistro setting. Pei Wei Asian Diner offers a modest menu of freshly prepared Asian cuisine in a relaxed, warm environment offering attentive counter service and take-out flexibility.

Contacts:

Investor:	Mark Mumford	(480) 888-3000	mark.mumford@pfcb.com

Media:	Pete Marino Dig Communications	(312) 339-8833	pmarino@digcommunications.com